                                                                    Exhibit 99.1


PRESS RELEASE

STATION REPORTS SECOND QUARTER EPS OF $0.18 PRIOR TO NON-RECURRING ITEMS

LAS VEGAS, July 25 /PRNewswire/ -- Station Casinos, Inc. ("Station" or "the Company") (NYSE: STN - NEWS) today announced the results of its operations for the second quarter ended June 30, 2001.

The Company reported net revenues for the second quarter ended June 30, 2001, of $212.8 million, compared to $244.3 million in the prior year's quarter. Earnings before interest, taxes, depreciation and amortization (EBITDA) adjusted for pre-opening expenses and the write-off of previously capitalized costs relating to the development of a 34-acre parcel of land in North Las Vegas, declined to $58.5 million compared to $71.3 million in the prior year. The decline in net revenues and EBITDA is primarily related to the sale of Station Casino St. Charles and Station Casino Kansas City in December 2000. During the prior year's quarter, these properties contributed $80.1 million in net revenues and $22.6 million in EBITDA.

Combined net revenues for the Company's major Las Vegas operations increased 32 percent to $200.7 million, while EBITDA increased 19 percent to $63.1 million. These increases are attributable to the acquisition of the Santa Fe in October 2000, and the acquisitions of the Fiesta and The Reserve in January 2001. Net revenues at the Company's four core Station properties (Palace, Boulder, Texas, and Sunset) declined three percent, resulting in a seven percent decline in EBITDA on an aggregate basis. The Company believes the negative comparisons can be attributed to the continued impact of new competitive supply in Las Vegas, softer general economic conditions, higher energy costs, and continued road construction near Palace Station. These issues are expected to have a negative impact on results for the balance of 2001. "Unfortunately, the various factors we experienced during the first quarter continue to negatively impact operations, and the pace of progress has been slower than we initially expected," said Glenn Christenson, executive vice president and chief financial officer. "As a result, we now expect year-over-year EBITDA declines for fiscal year 2001 of approximately six percent for our four core properties, and EBITDA of $57 to $59 million for our recent acquisitions. For the third quarter, we now expect declines in same-store EBITDA of approximately two percent, but see sequential improvement in the newly acquired properties given the completion of construction at Santa Fe Station. We still expect positive same-store year-over-year comparisons in the fourth quarter, albeit at more conservative levels of approximately two percent. While we are pleased with the steady progress we have made at both Santa Fe Station and The Reserve, we are disappointed with the performance of the Fiesta thus far," said Christenson.


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

During the quarter, earnings applicable to common stock decreased to $10.6 million, or $0.18 per share, prior to the impact of $0.2 million in pre-opening expenses, the $4.0 million write-off of previously capitalized costs relating to the development of a 34-acre parcel of land in North Las Vegas, and a $4.0 million after-tax loss on the redemption of $98 million of the Company's 10 1/8 percent senior subordinated notes on June 13, 2001. Including the aforementioned items, the Company reported net income of $3.8 million, or $0.06 per share. In the prior year's quarter, the Company reported earnings applicable to common stock of $20.7 million, or $0.33 per share.

"Despite the competitive environment we've experienced in the Las Vegas market during 2001, and the challenge of assimilating three new acquisitions into our corporate culture, we remain confident in the prospects of our fundamental strategy and our position in this market," said Frank J. Fertitta III, chairman and chief executive officer. "We believe that Las Vegas will continue to grow for the foreseeable future, and we expect to be a major participant in its growth. We are disappointed with our recent operating performance, but still expect to generate significant free cash flow in 2002 to opportunistically pay down debt, repurchase stock, or pursue new business opportunities," said Fertitta.

Balance Sheet Items

The Company's total long-term debt (including construction payables) increased to $1.21 billion from $1.13 billion in the quarter ended March 31, 2001. The increase in long-term debt is attributable to total capital expenditures (including maintenance) of $82.5 million primarily related to the conversion of the Texas Station slot floor to coinless devices, the purchase of previously leased land at Sunset Station, installation of the Acres slot system, construction at Santa Fe Station, and modifications to The Reserve. In addition, the Company made equity contributions to Green Valley Ranch of $18.8 million for the quarter. The Company expects total capital expenditures of approximately $25 to $30 million for the remainder of the fiscal year, net of land sales and the recovery of funds contributed to Green Valley Ranch, in excess of our required capital contribution. The capital expenditures for the balance of the year are primarily related to the completion of the Santa Fe Station expansion, the re-branding of The Reserve to a Fiesta, and maintenance capital expenditures. The Company expects that its 2001 year end debt balance will be approximately $1.18 billion based on its current development plan and projected free cash flow for the balance of the year.

During the quarter, the Company completed a consent solicitation with respect to its 8 7/8 percent senior subordinated notes due 2008 and 9 3/4 percent senior subordinated notes due 2007, as well as completed the sale of $100 million of 8 3/8 percent senior notes due February 2008.

New Developments

Development continues on the Green Valley Ranch hotel-casino currently under construction at the intersection of the I-215 Southern Beltway and Green Valley Parkway in Henderson, Nevada. The


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Company has agreed to jointly develop a hotel-casino on 40 acres of the 170-acre multi-use commercial development with American Nevada Corporation. As of June
30, 2001, the Company has made cash equity contributions of $66 million for a 50 percent equity ownership. The joint venture has received commitments from a group of banks for a $165 million reducing revolving credit facility, subject to customary closing and funding conditions. Once this financing is completed, the Company expects to recover amounts contributed to the joint venture by the Company in excess of $50 million. Station will be the managing partner and receive a management fee for its services of two percent of the property's revenues and approximately five percent of EBITDA. The $300 million project is expected to be completed in December 2001.

At Santa Fe Station, construction was recently completed on a 1,700-space parking garage, a food court area with eight lease tenants, a casino expansion to allow for approximately 300 additional gaming devices, a new hotel lobby, and a new gift shop. The addition of these amenities and the conclusion of this construction phase are expected to aid the property's performance during the second half of fiscal year 2001. Construction of lease tenant space for two new restaurants should be completed during the first quarter of 2002. During the second half of fiscal year 2001, the Company expects to transition The Reserve to a Fiesta-branded property. The conversion should take approximately four months to complete and debut by the end of the year. During the second quarter, revisions were made to the casino floor and parking areas of the facility.

After evaluating all options with respect to a 34-acre parcel near the intersection of Martin Luther King Jr. Drive and Craig Road in North Las Vegas, Nevada, the Company does not intend to develop a casino on the site. In addition, the Company is actively marketing a 29-acre parcel at the intersection of Smoke Ranch Road and Rancho Road in North Las Vegas for sale as a non-gaming site, as well as other non-strategic parcels around the Las Vegas valley.

As part of its effort to dispose of non-strategic assets, the Company recently announced the sale of Southwest Gaming Services, Inc., its wholly-owned subsidiary, to Blake L. Sartini, its former executive vice-president and chief operating officer. Sartini will continue as a member of the board of directors and as a substantial shareholder. The agreement provides for a tax-free, stock-for-stock exchange whereby the Company will transfer its stock in Southwest Gaming to Sartini in exchange for Station Casinos' common stock valued at approximately $14 million. The transaction is expected to close prior to the end of the year, pending gaming regulatory approval.

Conference Call Information

The Company will host a conference call today, Wednesday, July 25, at 9 AM (PT) to discuss its second quarter financial results for fiscal 2001, and provide further guidance for 2001 and 2002. Interested participants may access the call by dialing into the conference operator at (800) 354-6885. A live audio webcast of the call, as well as supplemental tables and charts, will also be available at the Company's website, WWW.STATIONCASINOS.COM. A replay of the call will be available


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

from 11:00 AM (PT) on July 25, 2001, until 11:00 AM (PT) on July 28, 2001 at
(800) 633-8284. The reservation number is 19317273.

Station Casinos, Inc. owns and operates Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Santa Fe Station Hotel & Casino and Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Texas Station Gambling Hall & Hotel, and Fiesta Casino Hotel in North Las Vegas, Nevada, and Sunset Station Hotel & Casino, and The Reserve Hotel & Casino in Henderson, Nevada. The Company also owns a 50 percent interest in Barley's Casino & Brewing Company, as well as slot machine route management services in the Las Vegas metropolitan area.

This press release may be deemed to contain certain forward-looking statements with respect to the business, financial condition, results of operations, dispositions, acquisitions, and expansion projects of the Company and its subsidiaries which involve risks and uncertainties including, but not limited to, financial market risks, the ability to obtain third party financing for the construction of the Green Valley Ranch project and our obligations to finance construction of the project if such financing is not obtained, the ability to maintain existing management, integration of acquisitions, competition within the gaming industry, the cyclical nature of the hotel business and gaming business, economic conditions, regulatory matters and litigation and other risks described in the filings of the Company with the Securities and Exchange Commission, including, but not limited to the Company's Annual Report on Form 10-K for the year ended December 31, 2000, and its Registration Statement on Form S-4 File No. 333-58888. Additional financial information, including presentations from recent investor conferences, is available in the "Investors" section of the Company's website at www.stationcasinos.com.

                              Station Casinos, Inc.
                      Condensed Consolidated Balance Sheets
                             (amounts in thousands)
                                   (unaudited)


                                                 June 30,         December 31,
                                                   2001               2000
     Assets:
      Cash and cash equivalents                   $61,509           $255,984
      Receivables, net                             13,375             29,479
      Other current assets                         36,285             27,571
       Total current assets                       111,169            313,034
      Property and equipment, net               1,078,223            811,449
      Other long-term assets                      434,608            315,945
       Total assets                            $1,624,000         $1,440,428

     Liabilities and stockholders'
      equity:
      Current portion of long-term debt              $205             $5,684
      Construction contracts payable                2,157              5,476
      Other current liabilities                   111,388            113,582
       Total current liabilities                  113,750            124,742
      Long-term debt, less current
       portion                                  1,210,637            983,941
      Other long-term liabilities                  45,246             42,858
       Total liabilities                        1,369,633          1,151,541
      Stockholders' equity                        254,367            288,887
       Total liabilities and
        stockholders' equity                   $1,624,000         $1,440,428


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

                              Station Casinos, Inc.
                      Consolidated Statements of Operations
                  (amounts in thousands, except per share data)
                                   (unaudited)


                                        Three Months Ended   Six Months Ended
                                             June 30,            June 30,
                                          2001      2000      2001      2000
     Operating revenues:
      Casino                            $165,572  $199,016  $327,719 $407,926
      Food and beverage                   36,201    34,804    69,569   70,052
      Room                                12,343    11,474    25,153   23,139
      Other                               17,377    16,187    35,582   32,302
       Gross revenues                    231,493   261,481   458,023  533,419
      Promotional allowances             (18,680)  (17,153)  (35,488) (34,248)
       Net revenues                      212,813   244,328   422,535  499,171

     Operating costs and expenses:
      Casino                              72,270    92,399   141,615  185,517
      Food and beverage                   21,307    20,777    42,005   41,802
      Room                                 4,858     4,076     9,415    7,990
      Other                               10,464     9,003    20,631   17,688
      Selling, general and
       administrative                     39,199    40,512    79,099   86,342
      Corporate expense                    6,246     6,275    12,482   14,186
      Depreciation and amortization       17,733    16,212    33,935   32,266
      Preopening expenses                    224        --     1,209       --
      Impairment loss                      4,001        --     4,001       --
                                         176,302   189,254   344,392  385,791

     Operating income                     36,511    55,074    78,143  113,380

     Other income (expense):
      Interest expense, net              (24,225)  (22,319)  (49,292) (44,726)
      Other                                  (25)     (117)      193     (563)
                                         (24,250)  (22,436)  (49,099) (45,289)

     Income before income taxes
      and extraordinary item              12,261    32,638    29,044   68,091
      Income tax provision                (4,414)  (11,913)  (10,456) (25,030)

     Income before extraordinary item      7,847    20,725    18,588   43,061

     Extraordinary item - loss on
      early retirement of debt, net
      of applicable income tax benefit    (4,040)       --    (8,276)      --

     Net income applicable to common
      stock                               $3,807   $20,725   $10,312  $43,061

     Basic and diluted earnings per
      common share:
      Earnings applicable to common
       stock, before extraordinary item
       Basic                               $0.14     $0.34     $0.32    $0.71
       Diluted                             $0.13     $0.33     $0.31    $0.68
      Earnings applicable to common stock
       Basic                               $0.07     $0.34     $0.18    $0.71
       Diluted                             $0.06     $0.33     $0.17    $0.68

     Weighted average common shares
      outstanding
       Basic                              57,792    60,482    57,930   60,765
       Diluted                            60,262    63,742    60,205   63,552


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                              Station Casinos, Inc.
                           Summary Information Tables
           (amounts in thousands, except occupancy percentage and ADR)
                                   (unaudited)

                                    Three Months Ended   Six Months Ended
                                         June 30,            June 30,
                                      2001      2000      2001      2000
     Total Major Las Vegas
      Operations (a):
     Net revenues                  $200,670  $152,245  $397,941  $312,516
     Operating income               $46,257   $43,084   $93,033   $90,987
     EBITDA (b)                     $63,143   $53,222  $126,242  $111,175

     Occupancy percentage               87%       93%       89%       92%
     ADR                                $57       $55       $58       $57

     Total Missouri Operations (a):
     Net revenues                       $--   $80,087       $--  $162,564
     Operating income                   $--   $17,341       $--   $34,407
     EBITDA (b)                         $--   $22,628       $--   $44,864

     Occupancy percentage                --       81%        --       81%
     ADR                                $--      $108       $--      $105

     Other Operations and
      Corporate (a):
     Net revenues                   $12,143   $11,996   $24,594   $24,091
     Operating loss                 $(9,746)  $(5,351) $(14,890) $(12,014)
     EBITDA (b)                     $(4,674)  $(4,564)  $(8,954) $(10,393)

     Total Station Casinos, Inc.:
     Net revenues                  $212,813  $244,328  $422,535  $499,171
     Operating income               $36,511   $55,074   $78,143  $113,380
     EBITDA (b)                     $58,469   $71,286  $117,288  $145,646

    (a) The Major Las Vegas Operations include the accounts of: Palace Station, Boulder Station, Texas Station, Sunset Station, Santa Fe Station (since October 2, 2000), Fiesta (since January 4, 2001) and The Reserve (since January 30, 2001). The Missouri Operations include the accounts of: Station Casino St. Charles and Station Casino Kansas City. On December 20, 2000, the Company completed the sale of substantially all of the assets of the Missouri Properties. Other Operations and Corporate includes the accounts of Wild Wild West, the Company's investment in Barley's, Southwest Gaming and Corporate expense.

    (b) EBITDA consists of operating income plus depreciation, amortization, preopening expenses and impairment loss. The Company believes that in addition to cash flows and net income, EBITDA is a useful financial performance measurement for assessing the operating performance of the Company. Together with net income and cash flows, EBITDA provides investors with an additional basis to evaluate the ability of the Company to incur and service debt and incur capital expenditures. To evaluate EBITDA and the trends it depicts, the components should be considered. The impact of interest, taxes, depreciation, amortization, preopening expenses and impairment loss, each of which can significantly affect the Company's results of operations and liquidity and should be considered in evaluating the Company's operating performance, cannot be determined from EBITDA. Further, EBITDA does not represent net income or cash flows from operating, financing and investing activities as defined by generally accepted accounting principles ("GAAP") and does not necessarily indicate cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income, as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. In addition, it should be noted that not all gaming companies that report EBITDA or adjustments to such measures may calculate EBITDA or such adjustments in the same manner as the Company, and therefore, the Company's measure of EBITDA may not be comparable to similarly titled measures used by other gaming companies.

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